As filed with the Securities and Exchange Commission on March 12 , 2008
Registration No. 333- 142986

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

 TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0627421
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(240) 912-1800
(Address, Including Zip Code, and Telephone Number, Including Area Code
of Registrant’s Principal Executive Offices)

Jason Tienor
Chief Executive Officer
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(Name and Address, Including Zip Code, of Agent for Service)

(240) 912-1800
(Telephone Number, Including Area Code, of Agent for Service)

copy to:

William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
202-861-1726
202-861-1783 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 par value	4,213,103(1)	$1.00 (2)	$11,516,821 (2)	$452.62 (3)

(1)  Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock splits, stock dividends or similar transactions.

(2) The proposed maximum offering price per share with respect to 2,304,012 shares was $4.17 per share and was estimated on May 15, 2007, the date the registration statement was filed, in accordance with Rule 457 solely for the purpose of determining the registration fee.  The proposed maximum offering price with respect to 1,909,091 shares was $1.00 per share and was estimated on March 12, 2008, the date this registration statement was amended, in accordance with Rule 457 solely for the purpose of determining the registration fee.

(3) An amount equal to $294.96 was previously paid in connection with the filing of this registration statement on May 15, 2007.

PROSPECTUS
TELKONET, INC.
4,213,103 Shares
Common Stock

This prospectus covers  4,213,103 shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus. We will bear the costs relating to the registration of the shares of our common stock, which we estimate to be approximately $15,295.

The selling stockholders may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under “PLAN OF DISTRIBUTION.” The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “TKO.” On March 11, 2008 , the last reported sale price of our common stock was $0.71 .

Investing in shares of our common stock involves risks. See “RISK FACTORS” beginning on page 3 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. The selling stockholders named in this prospectus are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

The date of this prospectus is March 12, 2008.

TABLE OF CONTENTS

THE COMPANY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	10
EXPERTS	11
LEGAL MATTERS	12
INFORMATION INCORPORATED BY REFERENCE	12
WHERE YOU CAN FIND MORE INFORMATION	12
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES	13

THE COMPANY

This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “Telkonet,” the “company,” “we,” “us,” and “our” refer to Telkonet, Inc.

Overview

Telkonet, Inc., formed in 1999, develops and markets technology for the transmission of high-speed voice, video and data communications over the existing electrical wiring within a building. Telkonet has made definitive inroads into the Powerline communication (PLC) market and established the “leading” position for in-building commercial communication solutions.

The Company’s offices are located at 20374 Seneca Meadows Parkway, Germantown, Maryland 20876. The reports that the Company files pursuant to the Securities Exchange Act of 1934 can be found at the Company’s web site at www.telkonet.com.

Business

We classify our operations in two reportable segments: the Telkonet Segment and the MST Segment.

Telkonet Segment

Through the revolutionary Telkonet iWire System™, Telkonet utilizes proven PLC technology to deliver commercial high-speed Broadband access from an IP “platform” that is easy to deploy, reliable and cost-effective by leveraging a building’s existing electrical infrastructure. The building’s existing electrical wiring becomes the backbone of the local area network, which converts virtually every electrical outlet into a high-speed data port without the costly installation of additional wiring or major disruption of business activity.

The Telkonet iWire System™ offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet “platform” include, but are not limited to, VoIP telephones, internet connectivity, local area networking, video conferencing, closed circuit security surveillance and a host of other information services.

Telkonet’s product has been installed in all present target market segments. Government and regulatory certifications have been obtained to sell the product internationally. Telkonet has been shipping PLC products since 2003, initially targeting the multi-hospitality unit market followed by the multi-dwelling unit market as well as the Government and Public Sector markets. Telkonet employs both direct and indirect sales model to distribute and support product on a worldwide basis.

On March 9, 2007, the Company acquired substantially all of the assets of Smart Systems International, a leading provider of energy management products and solutions to customers in the United States and Canada for cash and Company common stock having an aggregate value of $7,000,000. As a result of this acquisition, the Company issued 2,304,012 shares of common stock to SSI.  On March 12, 2008, the number of shares issued to SSI was adjusted as required by Section 3.4 of the SSI Asset PurchaseAgreement.  As a result of this adjustment, SSI received an additional 1,909,091 shares of our common stock.  We did not receive any consideration for the issuance of these shares.  The shares of our common stock issued to SSI (including the additional shares issued on March 12, 2008) are included in the shares being registered for resale by the selling stockholders pursuant to this prospectus. See “SELLING STOCKHOLDERS” beginning on page 9 of this prospectus.

On March 15, 2007, the Company acquired 100% of the outstanding membership units of Ethostream, LLC, a network solutions integration company that offers installation, sales and service to the hospitality industry, for cash and Company common stock having an aggregate value of $411,756,097. The Ethostream acquisition enables Telkonet to provide installation and support for PLC products and third party applications to customers across North America.

As a result of Telkonet's acquisition of Smart Systems International and EthoStream, the Company can now provide hospitality owners with a greater return on investment on technology investments. Hotel owners can leverage the Telkonet iWire System™ platform to support wired and wireless Internet access and, in the future, to support a networked energy management system. With the synergy of Ethostream's centralized remote monitoring and management platform extending over HSIA, digital video surveillance and energy management, hospitality owners will have a complete technology offering based on Telkonet’s core PLC system as the infrastructure backbone, demonstrating true technology convergence.

MST Segment

MSTI Holdings, Inc. (MSTI), formerly Microwave Satellite Technologies, Inc. (MSR), is a communications service provider offering quadruple play services to multi-tenant unit and multi-dwelling unit residential, hospitality and commercial properties. These Quad-Play services include video, voice, high-speed internet and wireless fidelity access. In addition, MSTI currently offers or plans to offer a variety of next-generation telecommunications solutions and services including satellite installation, video conferencing, surveillance/security and energy management, and other complementary professional services.

NuVisions™

MSTI currently offers digital television service through DISH Network, a national satellite television provider, under its private label NuVisions™ brand of services. The NuVisions TV offering currently includes over 500 channels of video and audio programming, with a large high definition (more than 40 channels) and ethnic offering (over 100 channels from 17 countries) available in the market today. MSTI also offers its NuVisions Broadband high speed internet service and NuVisions Digital Voice telephone service to multi-family residences and commercial properties. MSTI delivers its broadband based service using terrestrial fiber optic links. In February 2005, MSTI began deployment in New York City of a proprietary wireless gigabit network that connects properties served in a redundant gigabit ring - a virtual fiber optic network in the air.

Wi-Fi Network

MSTI has constructed a large NuVisions Wi-Fi footprint in New York City intended to create a ubiquitous citywide Wi-Fi network. NuVisions Wi-Fi offers Internet access in the southern-half of Central Park, Riverside Park from 60th to 79th Streets, Dag Hammarskjold Plaza, and the United Nations Plaza. In addition, MSTI provides NuVisions Wi-Fi service in and around Trump Tower on Fifth Avenue, Trump World Tower on First Avenue, the Trump Place properties located on Riverside Boulevard, Trump Palace, Trump Parc, Trump Parc East as well as portions of Roosevelt Island surrounding the Octagon residential community. MSTI currently has plans to deploy additional Wi-Fi “Hot Zones” throughout New York City and continue to enlarge its Wi-Fi footprint as new properties are served.

Internet Protocol Television (IPTV)

MSTI has invested in an IPTV platform, which it is in the process of deploying to its existing customer base. IPTV is a method of distributing television content over IP that enables a more user-defined, on-demand and interactive experience than traditional cable or satellite television. The IPTV service delivers traditional cable TV programming and enables subscribers to surf the Internet, receive on-demand content, and perform a host of Internet-based functions via their TV sets.

On May 29, 2007, MST closed a $9.1 million private placement. Upon completion of the closing, MST executed a reverse merger to become a publicly-traded company, under the name “MSTI Holdings, Inc.” The private placement was comprised of approximately $3.1 million of equity financing through the sale of common stock and warrants and approximately $6 million of debt financing through the sale of debentures and warrants. Following the MST private placement and subsequent reverse merger, the Company continued to own 63% of the issued and outstanding common stock of MSTI.

On July 18, 2007, MSTI Holdings Inc., acquired substantially all of the assets of Newport Telecommunications Co., a New Jersey general partnership (“NTC”), relating to NTC’s business of providing broadband internet and telephone services at certain residential and commercial properties in the development known as Newport in Jersey City, New Jersey. Pursuant to the terms of the NTC acquisition, the total consideration paid was $2,550,000, consisting of (i) 866,856 unregistered shares of the Telkonet common stock, equal to $1,530,000 ( which is based on the average closing prices for Telkonet common stock for the ten trading days immediately prior to the closing date), and (ii) $1,020,000 in cash, subject to adjustments.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

The Company has a history of operating losses and an accumulated deficit and expects to continue to incur losses for the foreseeable future.

Since inception through September 30 , 2007, the Company has incurred cumulative losses of $85,366,643 and has never generated enough funds through operations to support its business. Additional capital may be required in order to provide working capital requirements for the next twelve months. The Company’s losses to date have resulted principally from:

•	research and development costs relating to the development of the Telkonet iWire SystemTM product suite;

•	costs and expenses associated with manufacturing, distribution and marketing of the Company’s products;

•	general and administrative costs relating to the Company’s operations; and

•	interest expense related to the Company’s indebtedness.

The Company is currently unprofitable and may never become profitable. Since inception, the Company has funded its research and development activities primarily from private placements of equity and debt securities, a bank loan and short term loans from certain of its executive officers. As a result of its substantial research and development expenditures and limited product revenues, the Company has incurred substantial net losses. The Company’s ability to achieve profitability will depend primarily on its ability to successfully commercialize the Telkonet iWire SystemTM product suite. If the Company is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources on terms acceptable to the Company, this could have a material adverse effect on the Company’s business, results of operations, liquidity and financial condition.

Potential fluctuations in operating results could have a negative effect on the price of the Company’s common stock.

The Company’s operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside the Company’s control, including:

•	the level of use of the Internet;

•	the demand for high-tech goods;

•	the amount and timing of capital expenditures and other costs relating to the expansion of the Company’s operations;

•	price competition or pricing changes in the industry;

•	technical difficulties or system downtime;

•	economic conditions specific to the internet and communications industry; and

•	general economic conditions.

The Company’s quarterly results may also be significantly impacted by certain accounting treatment of acquisitions, financing transactions or other matters. Such accounting treatment could have a material impact on the Company’s results of operations and have a negative impact on the price of the Company’s common stock.

The Company’s directors and executive officers own a substantial percentage of the Company’s issued and outstanding common stock. Their ownership could allow them to exercise significant control over corporate decisions.

As of September 30, 2007 , the Company’s officers and directors owned 10.1% of the Company’s issued and outstanding common stock. This means that the Company’s officers and directors, as a group, exercise significant control over matters upon which the Company’s stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions.

Further issuances of equity securities may be dilutive to current stockholders.

Although the funds that were raised in the Company’s debenture offerings, the note offerings and the private placement of common stock are being used for general working capital purposes, it is likely that the Company will be required to seek additional capital in the future. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for the Company’s common stock. Any issuance of additional shares of the Company’s common stock will be dilutive to existing stockholders and could adversely affect the market price of the Company’s common stock.

The exercise of options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock.

As of September 30, 2007, the Company had outstanding employee options to purchase a total of 8,386,929 shares of common stock at exercise prices ranging from $1.00 to $5.97 per share, with a weighted average exercise price of $2.01. As of September 30, 2007, the Company had outstanding non-employee options to purchase a total of 1,815,937 shares of common stock at an exercise price of $1.00 per share. As of September 30, 2007, the Company had warrants outstanding to purchase a total of 7,673,627 shares of common stock at exercise prices ranging from $2.59 to $4.70 per share, with a weighted average exercise price of $4.15. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise will be dilutive to existing stockholders and could adversely affect the market price of the Company’s common stock.

A significant portion of our total assets consists of goodwill, which is subject to a periodic impairment analysis and a significant impairment determination in any future period could have an adverse effect on our results of operations even without a significant loss of revenue or increase in cash expenses attributable to such period.

We have goodwill totaling approximately $16.9 million at September 30, 2007 resulting from recent and past acquisitions. We evaluate this goodwill for impairment based on the fair value of the operating business units to which this goodwill relates at least once a year. This estimated fair value could change if we are unable to achieve operating results at the levels that have been forecasted, the market valuation of those business units decreases based on transactions involving similar companies, or if there is a permanent, negative change in the market demand for the services offered by the business units. These changes could result in an impairment of the existing goodwill balance that could require a material non-cash charge to our results of operations.

MSTI may be unable to register for resale all of the common stock included within the units sold in its private placement, which would cause a default under the Registration Rights Agreement executed in connection with such private placement.

MSTI is obligated to file a “resale” registration statement with the SEC that covers all of the common stock included within the units sold in the private placement and issuable upon conversion of the debentures and the exercise of the warrants thereto and to use its best efforts to have such “resale” registration statement declared effective by the SEC as set forth therein. Nevertheless, it is possible that the SEC may not permit MSTI to register all of such shares of common stock for resale. In certain circumstances, the SEC may take the view that the private placement requires MSTI to register the issuance of the securities as a primary offering. Without sufficient disclosure of this risk, rescission of the private placement could be sought by investors or an offer of rescission may be mandated by the SEC, which would result in a material adverse affect to MSTI and us since we consolidate the financial statements of MSTI.

MSTI agreed to file a registration statement with the SEC within 60 days of the final closing of the private placement and the issuance of the debentures and to use its best efforts to have the registration statement declared effective by the SEC within 120 days after the final closing of the private placement and the original issuance of the debentures.  A registration statement was filed by MSTI on July 23, 2007. However, there are many reasons, including those over which MSTI has no control, which could delay the effectiveness of the registration statement, including delays resulting from the SEC review process and comments raised by the SEC during that process. Failure to cause a registration statement to become effective in a timely manner or maintain its effectiveness could materially adversely affect MSTI and require MSTI to pay substantial penalties to the holders of those securities pursuant to the terms of the registration rights agreement.  Since we consolidate the financial statements of MSTI, the incurrence of a significant penalty by MSTI under the registration rights agreement could materially adversely affect our results of operations.

On September 21, 2007, MSTI received approval from the requisite number of participants in the private placement to extend the deadline for causing the “resale” registration statement to be declared effective by the SEC to November 21, 2007.  However, the registration statement was not, and as of the date of this prospectus the registration statement has not been, declared effective.   MSTI is presently negotiating with the private placement participants for a waiver of the liquidated damages provision in the registration rights agreement.  However, as of the date of this prospectus, no such definitive agreement has been reached.  In the event that the participants in the MSTI private placement decline to waive the liquidated damages provision or extend the effectiveness deadline, MSTI will be obligated to pay liquidated damages in an aggregate amount equal to $91,287 for each month of delinquency commencing from the original effectiveness date of September 21, 2007 with respect to the units, and September 22, 2007 with respect to the convertible debentures.

The communication industry is intensely competitive and rapidly evolving.

The Company operates in a highly competitive, quickly changing environment, and our future success will depend on our ability to develop and introduce new services and service enhancements that achieve broad market acceptance in MDU and commercial sectors. The Company will also need to respond effectively to new product announcements by our competitors by quickly introducing competitive products. Delays in product development and introduction could result in:

•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to our reputation and brand; and

•	decline in the selling price of our products and services.

Additionally, new companies are constantly entering the market, thus increasing competition. This could also have a negative impact on our ability to obtain additional capital from investors. Larger companies who have been engaged in our industry business for substantially longer periods of time may have access to greater resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If the Company is unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition. Large companies including Direct TV, EchoStar, Time Warner, Cablevision and Verizon are active in our markets in the provision and distribution of communications services and we will also have to compete with such companies.

The Company is not large enough to negotiate cable television programming contracts as favorable as some of our larger competitors.

Programming costs are generally directly related to the number of subscribers to which the programming is provided, with discounts available to large traditional cable operators and direct broadcast satellite (DBS) providers based on their high subscriber levels. As a result, larger cable and DBS systems generally pay lower per subscriber programming costs. The Company has attempted to obtain volume discounts from our suppliers. Despite these efforts, we believe that our per subscriber programming costs are significantly higher than large cable operators and DBS providers with which we compete in some of our markets. This may put us at a competitive disadvantage in terms of maintaining our operating results while remaining competitive with prices offered by these providers. In addition, as programming agreements come up for renewal, the Company cannot assure you that we will be able to renew these agreements on comparable or favorable terms. To the extent that we are unable to reach agreement with a programmer on terms that we believe are reasonable, we may be forced to remove programming from our line-up, which could result in a loss of customers.

Government regulation of the Company’s products could impair the Company’s ability to sell such products in certain markets.

FCC rules permit the operation of unlicensed digital devices that radiate radio frequency emissions if the manufacturer complies with certain equipment authorization procedures, technical requirements, marketing restrictions and product labeling requirements. Differing technical requirements apply to “Class A” devices intended for use in commercial settings, and “Class B” devices intended for residential use to which more stringent standards apply. An independent, FCC-certified testing lab has verified that the Company’s Telkonet’s iWire SystemTM product suite complies with the FCC technical requirements for Class A and Class B digital devices. No further testing of these devices is required and the devices may be manufactured and marketed for commercial and residential use. Additional devices designed by the Company for commercial and residential use will be subject to the FCC rules for unlicensed digital devices. Moreover, if in the future, the FCC changes its technical requirements for unlicensed digital devices, further testing and/or modifications of devices may be necessary. Failure to comply with any FCC technical requirements could impair the Company’s ability to sell its products in certain markets and could have a negative impact on its business and results of operations.

Products sold by the Company’s competitors could become more popular than the Company’s products or render the Company’s products obsolete.

The market for powerline communications products is highly competitive. The HomePlug(TM) Powerline Alliance has grown over the past year and now includes many well recognized brands in the networking and communications industries. These include Linksys (a Cisco company), Intel, GE, Motorola, Netgear, Sony and Samsung. With the exception of Motorola, who recently introduced a commercial product, these companies do not presently represent a direct competitive threat to the Company since they only market and sell their products in the residential sector. There can be no assurance that other companies will not develop PLC products that compete with the Company’s products in the future. Some of these potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources. These potential competitors may, among other things, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, obtain more favorable pricing from suppliers and manufacturers and exert more influence on the sales channel than the Company can. As a result, the Company may not be able to compete successfully with these potential competitors and these potential competitors may develop or market technologies and products that are more widely accepted than those being developed by the Company or that would render the Company’s products obsolete or noncompetitive. The Company anticipates that potential competitors will also intensify their efforts to penetrate the Company’s target markets. These potential competitors may have more advanced technology, more extensive distribution channels, stronger brand names, bigger promotional budgets and larger customer bases than the Company does. These companies could devote more capital resources to develop, manufacture and market competing products than the Company could. If any of these companies are successful in competing against the Company, its sales could decline, its margins could be negatively impacted, and the Company could lose market share, any of which could seriously harm the Company’s business and results of operations.

The Company may not be able to obtain patents, which could have a material adverse effect on its business.

The Company’s ability to compete effectively in the powerline technology industry will depend on its success in acquiring suitable patent protection. The Company currently has several patents pending. The Company also intends to file additional patent applications that it deems to be economically beneficial. If the Company is not successful in obtaining patents, it will have limited protection against those who might copy its technology. As a result, the failure to obtain patents could negatively impact the Company’s business and results of operations.

Infringement by third parties on the Company’s proprietary technology and development of substantially equivalent proprietary technology by the Company’s competitors could negatively impact the Company’s business.

The Company’s success depends partly on its ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures the Company has taken to protect its intellectual property, including those integrated to its Telkonet iWire SystemTM product suite, will prevent misappropriation or circumvention. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that the Company’s existing patents, or any patents that may be issued in the future, will provide the Company with significant protection against competitors. Moreover, there can be no assurance that any patents issued to, or licensed by, the Company will not be infringed upon or circumvented by others. Infringement by third parties on the Company’s proprietary technology could negatively impact its business. Moreover, litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in the Company’s favor. The Company also relies to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that the Company can meaningfully protect its rights to such unpatented proprietary technology. Development of substantially equivalent technology by the Company’s competitors could negatively impact its business.

The Company depends on a small team of senior management, and it may have difficulty attracting and retaining additional personnel.

The Company’s future success will depend in large part upon the continued services and performance of senior management and other key personnel. If the Company loses the services of any member of its senior management team, its overall operations could be materially and adversely affected. In addition, the Company’s future success will depend on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. The Company cannot ensure that it will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a negative effect on the Company’s financial condition and results of operations.

Any acquisitions we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

We may seek to expand by acquiring competing businesses in our current or other geographic markets, including as a means to acquire spectrum. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to us and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties. In addition, acquisitions involve a number of other risks, including:

•	failure of the acquired businesses to achieve expected results;

•	diversion of management’s attention and resources to acquisitions;

•	failure to retain key customers or personnel of the acquired businesses;

•	disappointing quality or functionality of acquired equipment and people: and

•	risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting treatment or one-time charges and difficulties in successfully managing our business.

Our inability to obtain capital, use internally generated cash or debt, or use shares of our common stock to finance future acquisitions could impair the growth and expansion of our business.

Reliance on internally generated cash or debt to finance our operations or complete acquisitions could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on our market value which will vary, and liquidity. Using shares of our common stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use our common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or additional equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance any acquisitions or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion or redirect resources committed to internal purposes. In addition to requiring funding for acquisitions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to: (i) obtain additional capital on acceptable terms; (ii) use internally generated cash or debt to complete acquisitions because it significantly limits our operational or financial flexibility; or (iii) use shares of our common stock to make future acquisitions, may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers. If these companies fail to perform or experience delays, shortages, or increased demand for their products or services, we may face shortages, increased costs, and may be required to suspend deployment of our products and services.

We depend on a limited number of third party suppliers to provide the components and the equipment required to deliver our solutions. If these providers fail to perform their obligations under our agreements with them or we are unable to renew these agreements, we may be forced to suspend the sale and deployment of our products and services and enrollment of new customers, which would have an adverse effect on our business, prospects, financial condition and operating results.

Our management and operational systems might be inadequate to handle our potential growth.

We may experience growth that could place a significant strain upon our management and operational systems and resources. Failure to manage our growth effectively could have a material adverse effect upon our business, results of operations and financial condition. Our ability to compete effectively as a provider of PLC technology and a provider of digital satellite television and high-speed Internet products and services and to manage future growth will require us to continue to improve our operational systems, organization and financial and management controls, reporting systems and procedures. We may fail to make these improvements effectively. Additionally, our efforts to make these improvements may divert the focus of our personnel. We must integrate our key executives into a cohesive management team to expand our business. If new hires perform poorly, or if we are unsuccessful in hiring, training and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the growth we will need to increase our operational and financial systems, procedures and controls. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may not be able to effectively manage such growth, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may be affected if the United States participates in wars or military or other action or by international terrorism.

Involvement in a war or other military action or acts of terrorism may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in (i) delays or cancellations of customer orders, (ii) a general decrease in consumer spending on information technology, (iii) our inability to effectively market and distribute our services or products or (iv) our inability to access capital markets, our business and results of operations could be materially and adversely affected. We are unable to predict whether the involvement in a war or other military action will result in any long-term commercial disruptions or if such involvement or responses will have any long-term material adverse effect on its business, results of operations, or financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference may contain “forward-looking statements,” which represent our expectations or beliefs, including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words “may,” “will,” “expect,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

USE OF PROCEEDS

All net proceeds from the sale of our common stock will go to the selling stockholders selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholder.

SELLING STOCKHOLDERS

The shares of common stock being offered pursuant to this prospectus by the selling stockholders include shares of common stock issued to stockholders in partial consideration of the purchase of substantially all of such selling stockholders’ assets by the Company and upon exercise of the warrants held by the other selling stockholders, which were issued to such selling stockholders acting as placement agents for the Company’s private placement of common stock that was completed on February 2, 2007. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common stock or warrants the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.  The selling stockholders may sell all, some or none of their shares in this offering. See, “Plan of Distribution” beginning on page 10 of this prospectus.

		Maximum Number of Shares
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering (1)
Carl Berg	161,654	161,654	0
Theresa M. Clemens, Trustee (2)	1,374	1,374	0
Joseph and Nadine Cracraft	3,427	3,427	0
John and Loiuse Fredrickson	50,512	50,512	0
John LaPorta	17,187	17,187	0
Gordon McDonald	3,614	3,614	0
Galen Miler	3,624	3,624	0
Robert McBride	3,614	3,614	0
David D. Moon	33,154	33,154	0
Gretchen I. Riley	78,806	78,806	0
Harry W. Stuermer	72,550	72,550	0
William R. Dukes	43,671	43,671	0
Ron Pitt	68,182	68,182	0
James J. Rothgery	23,809	23,809	0
OCM/GFI Power Opportunities Fund, L.P.	463,004	463,004	0
Highland Liquidation Corp.	3,108,182	3,108,182	0
BPC Group Holdings LLC (3)	65,339	65,339	0
Barry W. Zelin	402,712	4,275	398,437
David L. Jordon	316,775	4,275	312,500
Axiom Capital Management (4)	2,850	2,850	0

(1)	Assumes that all of the shares being offered under this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.
(2)	Trustee of the James E. and Teresa M. Clemens Family Trust Dated April 8, 1994
(3)	Joel Magerman, Managing Partner and CEO of BPC Group Holdings LLC, has sole voting and dispositive power of the securities held by BPC Group Holdings LLC.
(4)	Mark Martino, President of Axiom Capital Management has voting and dispositive power of the securities held by Axiom Capital Management.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the holder thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in short sales;

•	in sales pursuant to Rule 144;

•	in transactions pursuant to which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	in a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances, in which case, the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Any broker-dealers participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements of Telkonet incorporated by reference in this prospectus from our Form 10-K for the year ended December 31, 2006 have been audited by Russell Bedford Stefanou Mirchandani LLP, independent certified public accountants, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

An opinion has been rendered by the law firm of Baker & Hostetler LLP to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the shares of our common stock offered by this prospectus are sold.

•	Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 16, 2007;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 (filed on May 10, 2007), June 30, 2007 (filed in August 9, 2007 and September 30, 2007 (filed in November 9, 2007);

•
Current Reports on Form 8-K filed on March 19, 2007, April 23, 2007, May 23, 2007, May 4, 2007, June 1, 2007, July 24, 2007, July 25, 2007, July 30, 2007, August 14, 2007, August 22, 2007, September 25, 2007, October 19, 2007, November 8, 2007, December 17, 2007, February 7, 2008 and February 15, 2008;

•	Definitive Proxy Statement on Schedule 14C, filed on November 25, 2007; and

•	The description of our common stock contained in our registration statement on Form 10-SB, filed on September 13, 1999.

All documents we file with the SEC from the date of this prospectus until all of the shares offered under this prospectus are sold shall also be deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or considered to be incorporated by reference into this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of any of the documents that are incorporated by reference into this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our certificate of incorporation and bylaws, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(240) 912-1800

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549 and at the SEC’s Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. This prospectus is dated March 12, 2008 . You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the registrant pursuant to applicable state law, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$453
Accounting Fees and Expenses	$6,000
Legal Fees and Expenses	$6,000
Printing Fees and Expenses	$2,000
Miscellaneous	$1,000

Total	$15,295

Item 15.  Indemnification of Directors and Officers.

Reference is made to Section 16-10a-902 of the Utah Business Corporation Act, which enables a corporation to indemnify an individual made a party to a proceeding because he is or was a director of Telkonet if (i) his conduct was in good faith, (ii) he reasonably believed his conduct was in, or not opposed to, the corporation’s best interests, and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. The Utah Business Corporation Act also permits Telkonet to purchase insurance on behalf of any person that is or was a director, officer, employee, fiduciary or agent of Telkonet. Telkonet’s amended and restated articles of incorporation provide in effect for the elimination of the personal liability of Telkonet’s directors and for the indemnification by Telkonet of each director and officer of Telkonet, in each case, to the fullest extent permitted by applicable law. Telkonet purchases and maintains insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Telkonet against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Telkonet would have the power or the obligation to indemnify him or her against such liability under the provisions of Telkonet’s amended and restated articles of incorporation.

Item 16.  Exhibits.

Exhibit Number	Description of Exhibits

4	Form of Warrant to Purchase Common Stock*

5	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Telkonet, Inc. being registered

10.1	Asset Purchase Agreement, dated February 23, 2007, by and between Telkonet, Inc. and Smart Systems International (incorporated by reference to our Current Report on Form 8-K filed on March 2, 2007)

10.2	Registration Rights Agreement, dated February 23, 2007, by and between Telkonet, Inc. and Smart Systems International*

10.3	Engagement letter, dated January 8, 2007, between Telkonet, Inc. and Bryant Park Capital*

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP relating to the financial statements of Telkonet, Inc.

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Power of Attorney*
________________
* Previously filed

Item 17.  Undertakings

(a)    The undersigned registrant hereby undertakes:

 (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or that is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Telkonet, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 12th day of March, 2008.

TELKONET, INC.
By:	/s/ Richard J. Leimbach
Richard J. Leimbach
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 12, 2008 by the following persons in the capacities indicated below.

Signature	Title

/s/ Jason Tienor	Chief Executive Officer (Principal Executive Officer)
Jason Tienor

/s/ Richard J. Leimbach	Chief Financial Officer (Principal Financial and Principal Accounting Officer)
Richard J. Leimbach

/s/ Warren V. Musser	Chairman of the Board of Directors
Warren V. Musser

/s/ Ronald W. Pickett	Vice Chairman of the Board of Directors
Ronald W. Pickett

/s/ Thomas M. Hall	Director
Thomas M. Hall

/s/ Thomas C. Lynch	Director
Thomas C. Lynch

/s/ James L. Peeler	Director
James L. Peeler

/s/ Seth Blumenfeld	Director
Seth Blumenfeld

/s/ Anthony Paoni	Director
Anthony Paoni

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4	Form of Warrant to Purchase Common Stock*

5	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Telkonet, Inc. being registered

10.1	Asset Purchase Agreement, dated February 23, 2007, by and between Telkonet, Inc. and Smart Systems International (incorporated by reference to our Current Report on Form 8-K filed on March 2, 2007)

10.2	Registration Rights Agreement, dated February 23, 2007, by and between Telkonet, Inc. and Smart Systems International*

10.3	Engagement letter, dated January 8 2007, between Telkonet, Inc. and Bryant Park Capital*

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP relating to the financial statements of Telkonet, Inc.

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Power of Attorney*
__________
* Previously filed